E X H I B I T 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement of Orient-Express Hotels Ltd. on Form S-8 of our reports dated March 3, 2005 relating to the financial statements and financial statement schedule of Orient-Express Hotels Ltd., and to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report of Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended
December 31, 2004.


/s/Deloitte & Touche LLP
Deloitte & Touche LLP

New York, New York
October 20, 2005